Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Registration Statement on Form S-1 of our report dated May 20, 2015 relating to the financial statements of Bionik Laboratories Inc. comprising the balance sheets as of December 31, 2014 and March 31, 2014 and the related statements of operations and comprehensive loss, changes in shareholders’ equity (deficiency) and cash flows for the nine month period ended December 31, 2014 and the years ended March 31, 2014 and 2013. We additionally consent to the reference to our firm under the heading “Experts” in the Registration Statement on Form S-1.

Signed:

Mississauga, Ontario

October 23, 2015